Exhibit 99.1




               [Letterhead of American Real Estate Partners, L.P.]


Contact:  John P. Saldarelli
          Secretary and Treasurer
          (914) 242-7700

                              FOR IMMEDIATE RELEASE

                       AMERICAN REAL ESTATE PARTNERS, L.P.
             ACQUIRES REMAINING INTEREST IN STRATOSPHERE CORPORATION


Mount Kisco, New York, December 19, 2002 - American Real Estate Partners, L.P., (NYSE: ACP) ("AREP") and Stratosphere Corporation ("Stratosphere") announced today that American Real Estate Holdings Limited Partnership, a subsidiary of AREP, has acquired the remaining shares of Stratosphere that AREP does not currently own. The merger closed today pursuant to an agreement and plan of merger dated February 1, 2002 following a special meeting of the stockholders of Stratosphere at which the agreement was approved.

Under the agreement, the stockholders who are unaffiliated with AREP and Carl C. Icahn will receive a cash price of $45.32 per share, and the Icahn related stockholders (other than AREP) will receive a cash price of $ 44.33 per share. Stockholders of Stratosphere must submit their certificate and a properly completed letter of transmittal to the paying agent in order to receive payment. AREP will pay an aggregate of approximately $44.3 million for the 49% of the Stratosphere shares that it does not already own. Mr. Icahn owns approximately 86% of the outstanding equity interests in AREP.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary due to the risks and uncertainties which exist regarding the matters contained in the forward-looking statements.

Stratosphere Corporation owns and operates the Stratosphere Casino, Hotel & Tower located in Las Vegas, Nevada.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments with a primary focus on office, retail, industrial, hotel, gaming and residential properties.

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